Exhibit 99(g)

Report On Assertions On Compliance With Specified
Key Corp Student Loan Trust 2003 – A
Loan Program Requirements
Great Lakes Educational Loan Services, Inc.

Year ended December 31, 2004

Report of Independent Accountants

We have examined management’s assertion, included in the accompanying Report of Management on Compliance with Specified KeyCorp Student Loan Trust 2003-A Loan Program Requirements, that Great Lakes Educational Loan Services, Inc. (Great Lakes) complied with the specified requirements of the Subservicing Agreements (KeyCorp Student Loan Trust 2003-A) between Key Bank USA, National Association and Great Lakes dated as of August 1, 2003, (Subservicing Agreements) during the year ended December 31, 2004. Management is responsible for Great Lakes’ compliance with those requirements. Our responsibility is to express an opinion on management’s assertion about Great Lakes’ compliance based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about Great Lakes’ compliance with those requirements and performing such other procedures, as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on Great Lakes’ compliance with specified requirements.

In our opinion, management’s assertion that Great Lakes complied with the aforementioned requirements during the year ended December 31, 2004, is fairly stated, in all material respects.

/S/ ERNST & YOUNG LLP

January 7, 2005

Report of Management on Compliance with Specified KeyCorp Student Loan Trust 2003-A
Loan Program Requirements

The following assertions relate to Great Lakes Educational Loan Services, Inc.’s (Great Lakes’) administration as subservicer of the Key KeyCorp Student Loan Trust 2003-A Loan Program on behalf of Key Bank USA, National Association (Key Bank) as Master Servicer for the KeyCorp Student Loan Trust 2003-A for the year ended December 31, 2004, in accordance with the Subservicing Agreements between Key Bank and Great Lakes dated as of August 1, 2003, (Subservicing Agreements).

We as members of management of Great Lakes are responsible for complying with the requirements of the Subservicing Agreements. We also are responsible for establishing and maintaining effective internal control over compliance with the Subservicing Agreements. We have performed an evaluation of Great Lakes’ compliance with the requirements of the Subservicing Agreements, including those described below, as of December 31, 2004, and for the year ended December 31, 2004. Based on this evaluation, we assert that during the year ended December 31, 2004 Great Lakes complied with the following requirements of the Subservicing Agreements.

1.	The loan information (principal loan balances, accrued interest balances, interest rate, loan status, delinquency aging and payment transactions) reported to the Master Servicer during the year ended December 31, 2004 agrees with Great Lakes’ computer records – and as of December 31, 2004, we had effective internal control over compliance with requirements that such information be in agreement.

2.	The loans reported to the Master Servicer during the year ended December 31, 2004 were supported by collateral documents maintained by Great Lakes – and as of December 31, 2004, we had effective internal control over compliance with custodial requirements.

3.	Upon receipt of Student Status Confirmation Reports or other notification of change information for loans serviced during the year ended December 31, 2004, we accurately updated and as of December 31, 2004, we had effective internal control over compliance with requirements to accurately update – loan records for changes to student status, including conversion to payment status, in accordance with KeyCorp Student Loan Trust 2003-A Loan Program guidelines.

4.	For loans serviced during the year ended December 31, 2004, we: (a) calculated and as of December 31, 2004, we had effective internal control over compliance with requirements to calculate – interest and principal in accordance with KeyCorp Student Loan Trust 2003-A Loan Program guidelines and (b) applied – and as of December 31, 2004, we had effective internal control over compliance with requirements to apply – loan payments effective with the day of receipt by Great Lakes, or for payments received by the lender or Great Lakes’ third party lock box as of the enumerated date.

2401 INTERNATIONAL LANE ©	MADISON, WI 53704-3192 ©	608-246-1800 ©	www.mygreatlakes.com

A Member of Great Lakes Higher Education Corporation and Affiliates

5.	For Federal Family Education Loans (FFEL) serviced during the year ended December 31, 2004, we complied with – and as of December 31, 2004, we had effective internal control over compliance with – due diligence requirements specified in the Subservicing Agreements for the collection of delinquent loans, including the efforts specified under the Higher Education Act.

6.	For loans serviced during the year ended December 31, 2004, we complied with – and as of December 31, 2004, we had effective internal control over compliance with – transferring defaulted Key Alternative Loan information to the Master Servicer and with filing FFEL claims with the guaranty agency.

/s/ MICHAEL J. NOACK
Michael J. Noack
Chief Servicing Officer

January 7, 2005